EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  July 21, 2004

SKYWEST ANNOUNCES SECOND QUARTER 2004 EARNINGS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $267.4 million for the quarter ended June 30, 2004, a 25.7% increase, compared to $212.7 million for the same period last year.  The Company also reported net income of $20.1 million for the quarter ended June 30, 2004, or $0.34 per diluted share, compared to $14.9 million of net income or $0.26 per diluted share for the same period last year.  The primary items of significance affecting the second quarter of 2004 are outlined below:

Total operating revenues for the second quarter of 2004 increased primarily as a result of a 27.2% increase in available seat miles (ASMs) offset by a 1.3% reduction in revenue per available seat mile. The 1.3% reduction in revenue per available seat mile resulted principally from flying a greater percentage of regional jet aircraft than in the prior period.

Total operating expenses per ASM for the second quarter of 2004, excluding fuel charges (which are primarily reimbursable by the Company’s major partners), of $53.6 million or $0.031 per ASM, decreased approximately 8.8% to $0.104 from $0.114 for the same quarter of 2003, primarily as a result of the cost reduction initiatives implemented by the Company during 2003.  Additionally, the decrease was due to the addition of 25 new regional jet aircraft since June 30, 2003 and the timing of maintenance events related to these aircraft.

Total ASMs for the second quarter of 2004 increased 27.2% from the second quarter of 2003, primarily as a result of the Company increasing its fleet size to 191 aircraft as of June 30, 2004, from 167 aircraft as of June 30, 2003.  During the quarter, the Company took delivery of four new regional jet aircraft consisting of two 50-seat aircraft and two 70-seat aircraft.  At June 30, 2004, the Company’s fleet consisted of 118 regional jets (56 Delta and 62 United) and 73 EMB-120 aircraft (49 United, 15 Delta and 9 Continental).  During the second quarter of 2004, the Company generated 1.75 billion ASMs, compared to 1.38 billion ASMs during the same period of 2003.

On February 10, 2004, the Company announced the completion of a firm order for 12 additional Bombardier regional jet aircraft.  The order consists of 10, 50-seat aircraft and two 70-seat aircraft.  As a result of its firm orders for aircraft, the Company currently anticipates that it will take delivery of 17, 70-seat aircraft and 12, 50-seat aircraft during 2004.  Management also currently anticipates that due to these projected deliveries during 2004, the Company’s annual ASMs will increase by approximately 28% from the 2003 production to approximately 7.5 billion.  Additionally, the Company has obtained lease financing commitments for all aircraft to be delivered during 2004.

During the quarter ended March 31, 2004, the Company and Delta Air Lines agreed conceptually on the rates, terms and conditions to be included in the agreement which is intended to govern the Company’s Delta Connection operations for 2004 and future periods.  The Company and Delta Air Lines are currently negotiating a definitive agreement setting forth those rates, terms and conditions. Management anticipates that the definitive agreement will include multiple year rate reset provisions and address the possibility of contract extensions through 2014. Management also expects that the definitive agreement will include other provisions intended to enable more efficient contract administration for the parties.

Delta Air Lines previously announced that SkyWest was awarded seven additional 50-seat regional jet aircraft that are scheduled for delivery during the first half of 2005.  As a result of this announcement, the Company currently anticipates that SkyWest will operate 63, 50-seat regional jets in its Delta Connection operations by mid 2005.

On June 2, 2004, the Company announced the opening of a new maintenance base and crew domicile in Colorado Springs, Colorado, effective August 1, 2004 and will be fully operational by December 2004.  The Company will lease a hangar on the airport grounds while plans are being developed to build a new on-site facility.   The Company’s maintenance personnel will provide various overnight maintenance functions for the airline’s fleet of 50-seat and 70-seat Bombardier regional jets.  It is anticipated that the Company will eventually employ 135 maintenance personnel and up to 150 crew members.

At June 30, 2004, the Company had approximately $477.2 million in cash and marketable securities compared to $480.4 million as of December 31, 2003.  During the quarter, the Company took delivery of four new regional jet aircraft from Bombardier, consisting of two 50-seat aircraft and two 70-seat aircraft and entered into interim financing arrangements for these aircraft. Additionally, during the quarter the Company refinanced two previous interim financing arrangements for 70-seat aircraft with long-term permanent lease financing.  The Company’s long-term debt increased to $479.9 million as of June 30, 2004, compared to $462.8 million at December 31, 2003, consistent with entering into two long-term debt arrangements on two 50-seat aircraft delivered in January 2004.  The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.2 billion as of June 30, 2004.

Under the Company’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that the Company records as revenue.  However, consistent with the change to a time and material maintenance policy, as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, the Company records maintenance expense on its regional jet aircraft engines as the maintenance events occur. As a result, during the second quarter of 2004, the Company has collected and recorded as revenue $5.50 million (pretax) under its United Express agreement with no corresponding offset for regional jet engine maintenance overhauls since there were none incurred.

In addition to historical information, this release contains forward-looking statements.  “The Company” may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass the Company’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date.  The Company assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United Airlines, Inc.; ongoing negotiations between the Company and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; the degree and nature of competition; SkyWest’s ability to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries and the Company’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from the Company’s current expectations are contained in the Company’s filings with the Securities and Exchange Commission, including the section of the Company’s Annual Report 10-K, as amended, entitled “Factors That May Affect Future Results.”

SkyWest Airlines was named the number one on-time airline in the United States by the Department of Transportation for 2003, a year in which it carried 10.7 million passengers. SkyWest operates as United Express, Delta Connection and Continental Connection carriers under contractual agreements with United Airlines and Delta Air Lines, and under a marketing agreement with Continental Airlines.  System-wide, SkyWest serves a total of 116 cities in 31 states and three Canadian provinces with more than 1,300 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating revenues:
Passenger	$262,221	$211,498	$512,875	$417,316
Ground handling and other	5,166	1,196	8,216	2,740
	267,387	212,694	521,091	420,056
Operating expenses:
Flying operations	131,002	98,444	250,697	203,291
Customer service	42,434	33,564	83,981	67,711
Maintenance	24,415	19,474	48,912	35,738
Depreciation and amortization	19,000	18,977	38,227	35,335
General and administrative	14,196	12,684	26,986	23,534
Promotion and sales	1,181	5,299	2,272	10,046
	232,228	188,442	451,075	375,655
Operating income	35,159	24,252	70,016	44,401
Other income (expense):
Interest income	2,184	2,651	4,080	5,570
Interest expense	(3,920)	(2,484)	(8,389)	(3,748)
	(1,736)	167	(4,309)	1,822
Income before income taxes	33,423	24,419	65,707	46,223
Provision for income taxes	13,369	9,523	26,283	18,027
Net income	$20,054	$14,896	$39,424	$28,196

Basic earnings per share	$0.35	$0.26	$0.68	$0.49
Diluted earnings per share	$0.34	$0.26	$0.67	$0.49
Weighted average common shares:
Basic	58,056	57,648	58,032	57,644
Diluted	58,595	57,974	58,614	57,844

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2004	2003	% Change		2004	2003	% Change

Passengers carried	3,157,318	2,563,561	23.2		6,041,840	4,834,732	25.0
Revenue passenger miles (000)	1,288,702	991,552	30.0		2,452,438	1,887,428	29.9
Available seat miles (000)	1,754,698	1,379,789	27.2		3,421,376	2,685,643	27.4
Passenger load factor	73.4%	71.9%	1.5	pts	71.7%	70.3%	1.4	pts
Passenger breakeven load factor	64.9%	64.5%	0.4	pts	63.2%	63.5%	(0.3	)pts
Yield per revenue passenger mile	0.203	0.213	(4.7)		0.209	0.221	(5.4)
Revenue per available seat mile	0.152	0.154	(1.3)		0.152	0.156	(2.6)
Cost per available seat mile	0.135	0.138	(2.2)		0.134	0.141	(5.0)
Fuel cost per available seat mile	0.031	0.025	2.4		0.029	0.027	0.7
Average passenger trip length	408	387	5.4		406	390	4.1